Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No. 223 and Amendment No. 225 to the Registration Statement on Form N-1A of Volatility Shares Trust and to the use of our report dated April 29, 2025 on the financial statements and financial highlights of Volatility Premium Plus ETF, a series of shares of Volatility Shares Trust. Such financial statements and financial highlights appear in the 2025 Annual Financial Statements in Form N-CSR, which is incorporated by reference into the Registration Statement.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

October 24, 2025